Exhibit 10.11

TRUE RELIGION APPAREL, INC.

BOARD OF DIRECTORS COMPENSATION

The following table sets forth the Company’s current compensation arrangements with its non-employee directors.

Annual Retainer:	$12,500 per calendar quarter ($50,000 annually)

Board Meetings:	$1,500 for each meeting attended in excess of 10 during any calendar year

Committee Meetings:	$1,500 per meeting ($750 if attended by telephone)

Committee Chairs:	Audit Committee—Annual Retainer of $15,000 Compensation Committee—Annual Retainer of $15,000

Restricted Stock Grant:	Annual grant of restricted shares with an aggregate market value of $115,000 on the date of grant, to vest in three equal annual installments on the anniversary of the grant date.